EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Mark Fischer-Colbrie	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Adeza Biomedical Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 745-0975 ext 520	(310) 691-7100
ir@adeza.com
For Immediate Release
ADEZA ANNOUNCES THIRD QUARTER 2005 FINANCIAL RESULTS
Reports 13th Consecutive Quarter of Profitability on Record Product Sales
Conference Call Begins at 4:30 p.m. Eastern Time Today
SUNNYVALE, Calif. (November 2, 2005) - Adeza (NASDAQ: ADZA) today announced financial results for the three and nine months ended September 30, 2005.
Adeza reported record quarterly product sales of $11.4 million for the third quarter of 2005, an increase of 30% from product sales of $8.8 million for the third quarter of 2004. This increase is primarily attributable to higher sales volume of FullTerm®, The Fetal Fibronectin Test.
Net income for the third quarter of 2005 was $2.2 million, marking the company’s 13th consecutive profitable quarter. This compares with net income of $5.2 million for the third quarter of 2004, which included a one-time decrease in royalty expenses of $3.7 million. Diluted earnings per share for the third quarter of 2005 was $0.12 based on 17.9 million shares outstanding, up from the $0.10 reported in the second quarter of 2005, and compared with diluted earnings per share of $0.39 based on 13.5 million shares outstanding for the third quarter of 2004, which included the one-time decrease in royalty expense. The change in share count is primarily the result of the completion of the company’s initial public offering of 4.3 million common shares in December 2004.
For the three months ended September 30, 2005, selling and marketing expenses were $4.6 million, up from $4.2 million for the comparable period in 2004, due mainly to expansion of the direct sales force and marketing programs. General and administrative expenses for the quarter increased to $2.0 million from $1.1 million in the prior-year third quarter, due primarily to costs associated with operating as a public company. Research and development expenses were $1.6 million for the third quarter of 2005, compared with $0.6 million last year, due primarily to costs related to expanded product development efforts and clinical studies.

Product sales for the first nine months of 2005 totaled $31.7 million, an increase of 30% from $24.4 million for the first nine months of 2004. For the nine months ended September 30, 2005, Adeza reported net income of $5.4 million, or $0.31 per diluted share based on 17.8 million shares outstanding, compared with net income of $7.3 million, or $0.54 per diluted share based on 13.4 million shares outstanding.
As of September 30, 2005, Adeza had cash and cash equivalents of $86.8 million, stockholders’ equity of $89.1 million and working capital of $88.6 million.
“We are reporting another quarter of solid financial performance with continued profitability on record product sales, driven by additional market penetration of our FullTerm, The Fetal Fibronectin Test,” said Emory V. Anderson, president and chief executive officer of Adeza. “We continue to execute on our strategy of leveraging our existing sales and marketing infrastructure to increase utilization of our test in the current customer base and to add new customers in our core ‘signs-and-symptoms’ market, while implementing marketing programs that support testing women who are at ‘high risk’ for preterm birth.”
Conference Call
Adeza’s management will host an investment-community conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and answer questions.
Individuals interested in participating in the conference call may do so by dialing (888) 463-4383 for domestic callers, or (706) 634-5615 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 1889378.
The live call will also be available via the Internet via the Investors section of the company’s Web site at www.adeza.com. A webcast replay of the call will be made available following the conclusion of the call.
About Adeza
Adeza designs, manufactures and markets innovative products for women’s health. Adeza’s initial focus is on reproductive healthcare, using its proprietary technologies to predict preterm birth and assess infertility. Adeza’s principal product is a patented diagnostic test, FullTerm, The Fetal Fibronectin Test, which utilizes a single-use, disposable cassette and is analyzed on Adeza’s patented TLiIQ® System. This product is approved by the U.S. Food and Drug Administration (FDA) for use in assessing the risk of preterm birth. Adeza also markets and sells the E-tegrity® Test, an infertility-related test to assess receptivity of the uterus to embryo implantation in women with unexplained infertility.
Adeza cautions you that statements included in this press release that are not a description of historical facts may be forward-looking statements, including, for example, statements relating to Adeza’s sales and marketing strategy. The inclusion of forward-looking statements should not be regarded as a representation by Adeza that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Adeza’s business including, without limitation, risks and uncertainties relating to the expansion of products, markets and offerings and additional product indications. All forward-looking statements are qualified in their entirety by this cautionary statement and Adeza undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
[Tables to follow]

Adeza
Condensed Statements of Operations
(Unaudited)
(in thousands, except share and per share information)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Product sales	$11,419	$8,767	$31,663	$24,405
Cost of product sales	1,703	(2,448)	4,559	895

Gross profit	9,716	11,215	27,104	23,510

Operating costs and expenses:
Selling and marketing	4,566	4,153	14,078	11,638
General and administrative	1,959	1,079	5,363	2,631
Research and development	1,634	559	3,711	1,755

Total operating costs and expenses	8,159	5,791	23,152	16,024

Income from operations	1,557	5,424	3,952	7,486
Interest income	729	48	1,802	104

Income before provision for income taxes	2,286	5,472	5,754	7,590
Provision for income taxes	136	226	319	307

Net income	$2,150	$5,246	$5,435	$7,283

Basic net income per share	$0.13	$28.77	$0.32	$39.97

Diluted net income per share	$0.12	$0.39	$0.31	$0.54

Shares used to compute basic net income per share	16,990,858	182,344	16,802,712	182,222

Shares used to compute diluted net income per share	17,931,154	13,454,649	17,797,756	13,383,760

Adeza
Condensed Balance Sheets
(in thousands, except share and per share information)

	September 30,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$86,849	$80,118
Accounts receivable, net	7,765	6,628
Inventories	739	667
Prepaid and other current assets	261	271

Total current assets	95,614	87,684
Property and equipment, net	354	268
Intangible assets, net	140	176

Total assets	$96,108	$88,128

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,491	$2,750
Accrued compensation	1,515	1,863
Accrued royalties	699	1,007
Other accrued liabilities	2,201	752
Deferred revenue	59	45

Total current liabilities	6,965	6,417
Commitments Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 17,117,167 and 16,461,390 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	17	16
Additional paid-in capital	131,022	129,695
Deferred compensation	(2,563)	(3,232)
Accumulated deficit	(39,333)	(44,768)

Total stockholders’ equity	89,143	81,711

Total liabilities and stockholders’ equity	$96,108	$88,128

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